SECOND AMENDMENT TO SUN COMMUNITIES, INC.
2015 EQUITY INCENTIVE PLAN

This Second Amendment to the Sun Communities, Inc. 2015 Equity Incentive Plan (this “Amendment”) is effective as of ________, 2025, the date it was approved by the Company’s stockholders. All capitalized terms used, but not defined, in this Amendment have the same meanings as in the Sun Communities, Inc. 2015 Equity Incentive Plan, as amended (the “Plan”).

Recitals

A.The Plan was approved by the Board of Sun Communities, Inc., a Maryland corporation (the “Company”), on April 20, 2015 and by the Company’s stockholders on July 20, 2015, and was amended by the First Amendment to the Plan which was approved by the Board on March 29, 2022 and by the Company’s shareholders on May 17, 2022.

B.This Amendment was approved by the Board on March 12, 2025, subject to approval of the Company's stockholders.

Amendments
The Plan is hereby amended as follows:

1.Section 1.02 of the Plan is hereby amended and restated in its entirety to read:

“Section 1.02 Adoption and Term. The Plan has been adopted by the Board and shall be effective upon approval by the Company’s stockholders. The Plan replaces the Sun Communities, Inc. Equity Incentive Plan adopted in July 2009 and terminated by the Board of Directors effective as of the approval of this Plan by the Company’s stockholders.

The Plan will terminate automatically on December 31, 2035, and may be terminated on an earlier date as provided in Section 12.01(b).

2.After the date of this Amendment, all references in the Plan to the “Plan” shall mean the Plan, as amended by this Amendment. The Plan is hereby amended accordingly.

3.Except as modified by this Amendment, the Plan remains unchanged and, as modified, continues in full force and effect. In the event of any conflict between the terms of the Plan and the terms of this Amendment, the terms of this Amendment shall control.